Exhibit 99.1

NEWS RELEASE

For Additional Information Contact:

Joe Meyers
Vice President, Finance
(513) 874-8741

PIERRE FOODS, INC. REPORTS RESULTS FOR THE SECOND QUARTER AND THE YEAR-TO-DATE PERIOD ENDED SEPTEMBER 2, 2006

Cincinnati, Ohio, October 15, 2006 ... Pierre Foods, Inc. (the “Company” or “Pierre”), a leading manufacturer and marketer of high-quality, differentiated processed food solutions, today reported for its second quarter ended September 2, 2006 (“Second Quarter Fiscal 2007”) net revenues of $98.9 million versus $99.2 million for its second quarter ended September 3, 2005 (“Second Quarter Fiscal 2006”), a decrease of 0.3%. For the year-to-date period ended September 2, 2006 (“Fiscal 2007”), net revenues were $204.7 million versus $206.9 million for the year-to-date period ended September 3, 2005 (“Fiscal 2006”), a decrease of 1.1%. Although the Company experienced growth in most of its end-market segments during Second Quarter Fiscal 2007 and Fiscal 2007, decreased sales to two large National Accounts restaurant chain customers continue to offset such growth compared with the same periods of the prior year.

As previously announced in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 22, 2006, Pierre acquired all of the outstanding shares of stock of Clovervale Farms, Inc. and certain of the real property used in its business (“Clovervale”) on August 21, 2006 (the “Acquisition of Clovervale”). The preliminary net purchase price was $21.8 million, which was paid in cash at the closing and is subject to a post-closing working capital adjustment. Pierre funded the Acquisition of Clovervale through an amendment to its Credit Agreement (“Amendment No. 2”). The Share and Asset Purchase Agreement dated as of August 18, 2006 among Pierre, Clovervale Farms, Inc., Cawrse Properties, LLC, Clovervale Realty, Inc. and Richard S. Cawrse, Jr. was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 22, 2006. Amendment No. 2 to the Company’s Credit Agreement dated June 30, 2004 among the Company, Wachovia Bank, National Association, as administrative and collateral agent, Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers and book-running managers, and a syndicate of banks, financial institutions and other institutional lenders party thereto, as amended by Amendment No. 1 dated April 3, 2006, was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 22, 2006.

Clovervale was a privately held company prior to being acquired by Pierre. Clovervale has operations in Amherst, Ohio and Easley, South Carolina and manufactures and sells a variety of food items including individually proportioned entrees, vegetables, sandwiches, fruits, cobblers, peanut butter and jelly bars, sandwiches and cups, sherbets, apple sauce, and other similar products through various customer channels including schools, military, hospitals, and senior citizen meal programs. The operating results for Clovervale are included in the Company’s Condensed Consolidated Statement of Operations from the date of the Acquisition of Clovervale. The Company’s pro forma results will be included in the Company’s Quarterly Report on Form 10-Q to be filed on October 17, 2006 and will give effect to the Acquisition of Clovervale and the related financing transaction as if they had occurred at the beginning of the periods presented.

The Company reported net income of $0.1 million during Second Quarter Fiscal 2007 compared with a net loss of $1.6 million during Second Quarter Fiscal 2006.  This increase in net income was primarily due to (i) decreased cost of goods sold as a result of decreased raw material protein costs (approximately $6.3 million); (ii) increased net revenues as a result of increased sales volume and mix (approximately $1.6 million) primarily due to an increase in volume across most of the Company’s end markets, offset by decreased sales volume to two large National Account restaurant chain customers (approximately $7.1 million); (iii) decreased cost of goods sold as a result of decreased sales volumes and a change in sales mix to lower cost products (approximately $0.6 million); (iv) decreased administrative expense (approximately $0.5 million), primarily as a result of an unemployment tax refund received as a result of an adjustment to the Company’s experience rates; and (v) decreased amortization expense (approximately $0.8 million), primarily due to the accelerated amortization method used for certain intangible assets.  These favorable variances were offset by (i) decreased net revenues, primarily due to reduced sales prices as a result of declining commodity protein pricing attributable to market-related pricing contracts with two large National Accounts restaurant chain customers (approximately $2.1 million); (ii) increased cost of goods sold as a result of increased overhead costs (approximately $1.8 million) primarily related to increased expenses for utilities, insurance, maintenance repairs, and costs associated with labor; (iii) increased storage expense (approximately $0.5 million) as a result of increased inventories built to maintain customer service levels for customer requirements and product line expansion, in addition to increased storage rates paid by the Company; (iv) increased freight (approximately $0.7 million) due to higher fuel surcharges and a change in sales mix to delivered customers versus customers who pick up at the Company’s facilities; (v) increased selling expenses (approximately $0.7 million) incurred primarily as a result of increased demonstration expenses related to growth in the Warehouse Club selling channel and a shift in sales mix to customers with higher burden rates for sales and marketing expenses; and (vi) a tax provision (approximately $0.1 million) during Second Quarter Fiscal 2007 compared to a tax benefit (approximately $2.3 million) in the prior year comparable period.

The Company reported net income of $0.8 million during Fiscal 2007 compared with a net loss of $2.2 million during Fiscal 2006.  This increase in net income was primarily due to (i) decreased cost of goods sold as a result of decreased raw material protein costs (approximately $10.6 million); (ii) decreased cost of goods sold as a result of decreased sales volume and a change in sales mix to lower cost products (approximately $2.8 million); (iii) increased net revenues as a result of increased sales volume and mix (approximately $2.1 million) primarily due to an increase in volume across most of the Company’s end markets, offset by decreased sales volume to two large National Account restaurant chain customers (approximately $11.5 million); (iv) decreased administrative expense (approximately $0.6 million), primarily as a result of an unemployment tax refund received as a result of an adjustment to the Company’s experience rates, and a decrease in incentive compensation, offset by an increase in professional services; and (v) decreased amortization expense (approximately $1.6 million), primarily due to the accelerated amortization method used for certain intangible assets.  These favorable variances were offset by (i) decreased net revenues primarily due to reduced sales prices as a result of declining commodity protein pricing attributable to market-related pricing contracts with two large National Accounts restaurant chain customers (approximately $4.3 million); (ii) increased cost of goods sold as a result of increased overhead costs (approximately $4.3 million) primarily related to increased expenses for utilities, insurance, maintenance repairs, and costs associated with labor; (iii) increased storage expense (approximately $1.0 million) as a result of increased inventories built to maintain customer service levels for customer requirements and product line expansion, in addition to increased storage rates paid by the Company; (iv) increased freight (approximately $1.2 million) due to higher fuel surcharges and a change in sales mix to delivered customers versus customers who pick up at the Company’s facilities; (v) increased selling expenses (approximately $1.1 million) incurred primarily as a result of increased demonstration expenses related to growth in the Warehouse Club selling channel and a shift in sales mix to customers with higher burden rates for sales and marketing expenses; and (vi) a tax provision (approximately $0.5 million) during Second Quarter Fiscal 2007 compared to a tax benefit (approximately $2.7 million) in the prior year comparable period.

The primary materials used in the Company’s food processing operations include boneless beef, pork, chicken, flour, yeast, seasonings, cheese, breading, soy proteins, and packaging supplies. Meat proteins are generally purchased under 7-day payment terms. Historically, the Company has not hedged in the futures markets, and over time, raw material costs have fluctuated with movement in the relevant commodity markets. Additionally, the Company has contracts with formulaic pricing that allow the Company to immediately pass along commodity price variances. Approximately 33.3% of total sales for Second Quarter Fiscal 2007 were protected from commodity exposure, of which 28.9% were attributable to market-related pricing contracts, while the other 4.4% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations. For Fiscal 2007, approximately 34.9% of total sales were protected from commodity exposure, of which 30.4% were attributable to market-related pricing contracts, while the other 4.5% were related to the USDA Commodity Reprocessing Program, which also insulates the Company from raw material price fluctuations.

The following table represents the (increases)/decreases in the weighted average prices the Company paid for beef, pork, chicken, and cheese, excluding formulation mix and contracts with formulaic pricing, during Second Quarter Fiscal 2007 compared to Second Quarter Fiscal 2006 and Fiscal 2007 compared to Fiscal 2006.

	(Increase)/Decrease
	Second Quarter
	Fiscal 2007	Decrease
	Compared to	Fiscal 2007
	Second Quarter	Compared to
	Fiscal 2006	Fiscal 2006
Beef	3.5%	8.1%
Pork	(4.5%)	8.4%
Chicken	21.0%	21.3%
Cheese	14.7%	15.9%
Aggregate	7.4%	12.2%

As previously announced, Pierre Foods, Inc. will hold a quarterly conference call to discuss Second Quarter Fiscal 2007 and Fiscal 2007 year-to-date results on Monday, October 16, 2006 at 10:00 a.m. ET. This conference call will be available via webcast on the Company’s website at www.pierrefoods.com or by direct dial at (800) 811-8824. It will be recorded and available for playback beginning at 1:00 p.m. ET on Monday, October 16, 2006 through midnight on Wednesday, October

18, 2006 by dialing (888) 203-1112 or (719) 457-0820. The replay passcode is 6915984. An archived version will be available on the Company’s website in the Investor Relations section.

Pierre is a leading manufacturer and marketer of high-quality, differentiated food solutions, focusing on pre-cooked protein products and hand-held convenience sandwiches. Headquartered in Cincinnati, Ohio, Pierre markets its sandwiches under a number of brand names, such as Pierre™, Fast Choice®, Rib-B-Q®, Blue Stone Grill™, Hot ‘n’ Ready® and Big AZ®, and has licenses to sell sandwiches using well-known brands, such as Checkers®, Rally’s®, Krystal®, Tony Roma’s®, NASCAR®, NASCAR CAFE®, and Nathan’s Famous®.

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). “EBITDA” represents income (loss) before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measures of liquidity. EBITDA is included in this press release because it is the basis upon which the Company’s management assesses financial performance. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. A reconciliation of net income (loss) to EBITDA is included in this release.

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “anticipates,” “estimates,” and similar expressions identify forward-looking statements. These statements reflect the Company’s expectations at the time this release was issued and are not guarantees of future performance but instead involve various risks and uncertainties. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are the ability of the Company to generate cash flows to meet its debt service obligations, increases in the price of raw materials, particularly beef, pork, chicken, and cheese, a decline in meat consumption or in the consumption of processed foods, outbreaks of disease among cattle, chicken or pigs, changes in applicable governmental regulations, such as the USDA’s Commodity Reprocessing Program, work stoppages or interruptions, the ability of the Company to comply with the financial covenants, and other provisions of its financing arrangements, and other risks detailed from time to time in the Company’s periodic SEC reports. The Company undertakes no obligation to update or revise any forward-looking statement.

The Company continuously evaluates contingencies based upon the best available information. The Company believes it has recorded appropriate liabilities to the extent necessary in cases where the outcome of such liabilities is considered probable and reasonably estimable, and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management’s estimates, future earnings will be charged or credited accordingly.

As part of its ongoing operations in the food manufacturing industry, the Company is subject to extensive federal, state, and local regulations and its food processing facilities and food products are subject to frequent inspection, audits, and inquiries by the USDA, the Food and Drug Administration, and various local health and agricultural agencies and by federal, state and local agencies responsible for the enforcement of environmental laws and regulations. The Company is also involved in various legal actions arising in the normal course of business. These matters are continuously being evaluated and, in some cases, are being contested by the Company and the outcome is not predictable. Consequently, an estimate of the possible loss or range of loss associated with these actions cannot be made. Although occasional adverse outcomes (or settlements) may occur and could possibly have an adverse effect on the results of operations in any one accounting period, the Company believes that the final disposition of such matters will not have a material adverse affect on the Company’s consolidated financial position.

PIERRE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands)

	Second Quarter Fiscal 2007	Second Quarter Fiscal 2006	Fiscal 2007	Fiscal 2006
Sales	$98,913	$99,180	$204,668	$206,915
Cost of goods sold	(68,641)	(73,791)	(142,739)	(152,132)
Selling, general, and administrative expenses	(17,571)	(16,165)	(35,919)	(33,203)
Depreciation and amortization	(6,878)	(7,586)	(13,674)	(15,487)
Loss on disposition of property, plant, and equipment	(5)	—	(5)	—
Interest expense	(5,583)	(5,479)	(11,105)	(10,951)
Other income, net	4	8	36	35

Income (loss) before taxes	239	(3,833)	1,262	(4,823)
Income tax (provision) benefit	(109)	2,278	(452)	2,656
Net income (loss)	$130	$(1,555)	$810	$(2,167)

The following table provides a reconciliation of net income (loss) to EBITDA:

	Second Quarter Fiscal 2007	Second Quarter Fiscal 2006	Fiscal 2007	Fiscal 2006
Net income (loss)	$130	$(1,555)	$810	$(2,167)
Income tax provision (benefit)	109	(2,278)	452	(2,656)
Interest expense	5,583	5,479	11,105	10,951
Depreciation and amortization	6,878	7,586	13,674	15,487
EBITDA	$12,700	$9,232	$26,041	$21,615

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
As of September 2, 2006 and March 4, 2006
(in thousands)

	September 2, 2006	March 4, 2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$236	$2,541
Accounts receivable, net	32,093	29,591
Inventories	57,889	45,686
Refundable income taxes	—	1,651
Deferred income taxes	3,658	3,976
Prepaid expenses and other current assets	3,006	3,165

Total current assets	96,882	86,610

PROPERTY, PLANT, AND EQUIPMENT, NET	69,509	56,206

OTHER ASSETS:
Other intangibles, net	127,468	134,844

Goodwill	194,739	186,535
Deferred loan origination fees, net	7,256	7,332
Other	854	898

Total other assets	330,317	329,609

Total Assets	$496,708	$472,425

CURRENT LIABILITIES:
Current installments of long-term debt	$212	$229
Trade accounts payable	13,918	11,897
Accrued interest	1,848	1,781
Accrued payroll and payroll taxes	5,746	5,015
Accrued promotions	3,210	3,259
Accrued taxes (other than income and payroll)	1,263	796
Other accrued liabilities	2,700	1,635

Total current liabilities	28,897	24,612

LONG-TERM DEBT, less current installments	267,493	244,765

DEFERRED INCOME TAXES	44,943	48,821

OTHER LONG-TERM LIABILITIES	6,523	6,169

Total Liabilities	347,856	324,367

SHAREHOLDER’S EQUITY:
Common stock — Class A, 100,000 shares authorized, issued And outstanding at September 2, 2006 and March 4, 2006	150,210	150,226
Retained deficit	(1,358)	(2,168)

Total shareholder’s equity	148,852	148,058

Total Liabilities and Shareholder’s Equity	$496,708	$472,425

PIERRE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Twenty-Six Week Periods Ended September 2, 2006 and September 3, 2005
(in thousands)

	Fiscal 2007	Fiscal 2006
	(Unaudited)
Net cash provided by operating activities	$3,100	$6,983
Net cash used in investing activities (a)	(25,808)	(3,985)
Net cash provided by (used in) financing activities	20,403	(2,998)
Net decrease in cash and cash equivalents	(2,305)	—
Cash and cash equivalents, beginning of the period	2,541	—
Cash and cash equivalents, end of period	$236	$—

(a)             Includes capital expenditures totaling $3,999 and $3,985 for Fiscal 2007 and Fiscal 2006, respectively.